As filed with the Securities and Exchange Commission on July 30, 2018

Registration No. 333—

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Focus Financial Partners Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-4780811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

825 Third Avenue, 27th Floor
New York, NY 10022
(646) 519-2456

(Address, including zip code of Registrant’s principal executive offices)

Focus Financial Partners Inc.

2018 Omnibus Incentive Plan

(Full title of the plan)

J. Russell McGranahan

General Counsel

825 Third Avenue, 27th Floor

New York, NY 10022

(646) 519-2456

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Robert Seber

Brenda K. Lenahan

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY 10103

(212) 237-0000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller Reporting Company ☐
Emerging Growth Company	☒ (Do not check if smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Focus Financial Partners Inc. 2018 Omnibus Incentive Plan	Common stock, par value $0.01 per share (“Common Stock”)	6,600,000 shares	$37.50	$247,500,000	$30,813.75

(1)                                 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Form S-8 Registration Statement (the “Registration Statement”) also covers any additional shares of Common Stock as may become issuable pursuant to the adjustment provisions of the Focus Financial Partners Inc. 2018 Omnibus Incentive Plan, as amended from time to time (the “2018 Plan”).

(2)                                 Focus Financial Partners Inc. (the “Registrant”) is filing this Registration Statement to register an aggregate of 6,600,000 shares of Common Stock that may be delivered with respect to awards under the 2018 Plan, which shares consist of (a) 6,000,000 shares of Common Stock reserved and available for delivery with respect to awards under the 2018 Plan and (b) 600,000 shares of Common Stock that may again become available for delivery with respect to awards under the 2018 Plan pursuant to the terms and conditions of the 2018 Plan.

(3)                                 The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act.  The price for the Common Stock being registered hereby is based on a price of $37.50 per share, which is the average of the high and low prices for a share of Common Stock as reported on the NASDAQ Global Select Market on July 27, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide to all participants in the 2018 Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)                                 The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act (File No 333-225166) on July 27, 2018, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-225166), originally filed with the Commission on May 24, 2018 (as amended, including all exhibits);

(b)                                 All other reports, if any, filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registration Statement on Form S-1 referred to in (a) above; and

(c)                                  The description of the Common Stock included under the caption “Description of Capital Stock” contained in the prospectus forming part of the Registrant’s Registration Statement on Form S-1 (File No. 333-225166), which description has been incorporated by reference into Item 1 of the Registrant’s Form 8-A (File No 001-38604), filed with the Commission on July 23, 2018, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s amended and restated certificate of incorporation and the Registrant’s amended and restated bylaws contain provisions that limit the liability of its directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

•            for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•            for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;

•            under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•            for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, the Registrant has entered into indemnification agreements with its current directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements requires the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and officers.

The Registrant intends to maintain liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act, which may be incurred by them in their capacity as such.

Also, the Registrant’s directors nominated by Stone Point and KKR may be indemnified by such entities on a secondary basis and covered by insurance policies maintained by such firms.

The Registrant entered into an underwriting agreement in connection with its initial public offering, which provides for indemnification of the Registrant’s officers and directors by the Registrant’s underwriters against certain liabilities arising under the Securities Act or otherwise in connection with such offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The 2018 Plan also provides that the committee administering the 2018 Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or by the Registrant’s legal counsel, independent auditors, consultants, or any other agents assisting in the administration of the 2018 Plan. Members of the committee and any officer or employee of the Registrant acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the 2018 Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

The above discussion of the DGCL, the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements, the underwriting agreement, the 2018 Plan, and the Registrant’s maintenance of directors’ and officers’ liability insurance is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1

Form of Amended and Restated Certificate of Incorporation of Focus Financial Partners Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 Registration Statement (File No. 333-225166) filed with the Commission on June 29, 2018).

4.2

Form of Amended and Restated Bylaws of Focus Financial Partners Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1 Registration Statement (File No. 333-225166) filed with the Commission on June 29, 2018).

4.3	Form of Registration Rights Agreement. (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-1 Registration Statement (File No. 333-225166) filed with the Commission on June 29, 2018).

4.4*	Focus Financial Partners Inc. 2018 Omnibus Incentive Plan.

4.5*	Form of Focus LLC Incentive Unit Award Agreement pursuant to the Focus Financial Partners Inc. 2018 Omnibus Incentive Plan.

4.6*	Form of the Stock Option Agreement pursuant to the Focus Financial Partners Inc. 2018 Omnibus Incentive Plan

5.1*	Form of Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Mayer Hoffman McCann P.C.

23.3*	Consent of Vinson & Elkins LLP (included as part of Exhibit 5.1 hereto).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 30, 2018.

FOCUS FINANCIAL PARTNERS INC.

By:	/s/ Ruediger Adolf
	Name:	Ruediger Adolf
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 30, 2018, each person whose signature appears below appoints Ruediger Adolf and James Shanahan, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Ruediger Adolf	Chief Executive Officer and Chairman
Ruediger Adolf	(Principal Executive Officer)

/s/ James Shanahan	Chief Financial Officer
James Shanahan	(Principal Financial Officer and Principal Accounting Officer)

/s/ Rajini Sundar Kodialam	Director and Chief Operating Officer
Rajini Sundar Kodialam

/s/ Fayez S. Muhtadie	Director
Fayez S. Muhtadie

/s/ Christopher J. Harrington	Director
Christopher J. Harrington

/s/ James D. Carey	Director
James D. Carey

/s/ Deborah D. McWhinney	Director
Deborah D. McWhinney

/s/ Noah Gottdiener	Director
Noah Gottdiener